                                  Exhibit 4.1
                                  -----------

               DESIGN AUTOMATION SYSTEMS, INC. (d/b/a EpicEdge)

                           STOCK PURCHASE AGREEMENT
                           ------------------------


     THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made as of February 18,
                                          ---------
2000, among Design Automation Systems, Inc., a Texas corporation d/b/a EpicEdge ("Com"), Edgewater Private Equity Fund III, L.P., a Delaware limited partnership
  ---
("Edgewater"), Aspen Finance Investors I, LLC a Colorado limited liability
  ---------
company ("Aspen"), Fleck T.I.M.E. Fund, LP, a Connecticut limited partnership
          -----
("TIME"), Fleck Family Partnership II, LP, a Florida limited partnership
  ----
("Fleck Family"), LJH Partners LP, a Delaware limited partnership ("LJH"), Wain
  ------------                                                      ----
Investment, LLC, an Ohio limited liability company ("Wain"), Gerald C. Allen, an individual ("Allen"), and John Paul DiJoria, an individual ("DiJori") together
             -----                                           ------
with Edgewater, Aspen, TIME, Fleck Family, LJH, Wain and Allen are sometimes collectively referred to herein as the "Investors" and individually as an
                                        ---------
"Investor").
 --------

     The parties hereto agree as follows:

     Section 1.     Definitions.
                    -----------

             1.1    Certain Definitions. In addition to other terms defined
                    -------------------
elsewhere in this Agreement, the following terms shall have the meanings set forth below:

                   "Affiliate" means as to any Person (a) any Person which
                    ---------
directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person; (b) any Person who is a director or officer (i) of such Person, or (ii) of any Person described in clause (a) above; or (c) any Person who is related to a Person described in clauses (a) or (b) above by blood or marriage. For purposes of this definition, "control" shall include the ownership of 20% or more of the voting securities of such Person.

                    "AMEX" means the American Stock Exchange.
                     ----

                    "Articles" means the Articles of Incorporation of the
                     --------
Company, as may be amended or restated from time to time.

                    "Capitalized Lease" means a lease under which the
                     -----------------
obligations of the lessee would, in accordance with GAAP consistently applied, be included in determining total liabilities as shown on the liability side of a balance sheet of the lessee.

                    "Code" shall mean the Internal Revenue Code of 1986, as
                     ----
amended, and the rules and regulations of any governmental agency or authority, as from time to time in effect, promulgated thereunder.

                    "Common Stock" means the Company's common stock, $.01 par
                     ------------
value per share, which is the publicly-traded class of capital stock on AMEX.

                    "Contingent Obligations," as applied to any Person, shall
                     ----------------------
mean, without duplication, any direct or indirect liability, contingent or otherwise, of that Person (a) with respect to any Indebtedness, lease, dividend or other obligation of another if the primary purpose or intent thereof by the Person incurring the Contingent Obligation is to provide assurance to the obligee of such obligation of another that such obligation of another will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof, (b) with respect to the Indebtedness of any partnership or joint venture of which such Person is a partner or joint venturer or (c) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings. Contingent Obligations shall include (i) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse, or sale with recourse by such Person of the obligation of another and (ii) any liability of such Person for the obligations of another through any agreement (contingent or otherwise) (x) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), (y) to maintain the solvency or any balance sheet item, level of income or financial condition of another or (z) to make take-or-pay or similar payments if required regardless of non-performance by any other party or parties to an agreement. The amount of any Contingent Obligation shall be equal to the amount of the obligation to the extent so guaranteed or otherwise supported.

                    "Disclosure Schedule" shall mean the Disclosure Schedule
                     -------------------
attached as Exhibit A hereto and made a part hereof

                    "Employee Benefit Plan" shall mean any employee benefit plan
                     ---------------------
as defined in Section 3(3) of ERISA, whether or not terminated, to which the
              ------------
Company or any of its Affiliates (other than individual Affiliates) contributes, has an obligation to contribute or with respect to which any such Person has any actual or potential liability.

                    "ERISA" shall mean the Employee Retirement Income Security
                     -----
Act of 1974, as the same may be amended from time to time, and the rules and regulations of any governmental agency or authority, as from time to time in effect, promulgated thereunder.

                    "ERISA Affiliate" as applied to any Person, shall mean any
                     ---------------
trade or business (whether or not incorporated) which is a member of a group of which that Person is a member and which is under common control within the meaning of Section 414 of the Code and the regulations promulgated and rulings issued thereunder.

                    "Events of Default" shall have the meaning specified in
                     -----------------
Section 6.1 of this Agreement.
-----------

                    "Financial Statements" shall have the meaning specified in
                     --------------------
Section 3.15 of this Agreement.
------------

                    "Fiscal Year" shall mean the twelve (12) month period ending
                     -----------
on

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December 31 of each calendar year.

                    "GAAP" shall mean generally accepted accounting principles,
                     ----
consistently applied.

                    "Including (or includes)" and words to the same or similar
                     -----------------------
effect shall be and construed to mean including without limitation (or includes without limitation).

                    "Indebtedness" means at a particular time, without
                     ------------
duplication, (i) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, (iii) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the ordinary course of business that are not more than one hundred twenty (120) days past due), (iv) any Contingent Obligations, (v) any obligations under Capitalized Leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations a Person assures a creditor against loss, (vi) any indebtedness secured by a Lien on a Person's assets and (vii) any unsatisfied obligation for withdrawal liability" to a Multiemployer Plan as such terms are defined under ERISA.

                    "IRS" means the United States Internal Revenue Service.
                     ---

                    "Investor Common Stock" shall have the meaning as set forth
                     ---------------------
in Section 2.1 of this Agreement.
   -----------

                    "Investor Representative" means (a) an individual designated
                     -----------------------
by the Majority Holders as the Investor Representative prior to the election of a representative designated by the Majority Holders to the Board of Directors of the Company pursuant to clause (b) below or at any time no such representative is a member of the Board of Directors of the Company, or (b) the Board Member of the Company designated by the Majority Holders as the Investor Representative and elected to the Board of Directors of the Company pursuant to Section 1.2(a)
                                                                 --------------
of the Shareholders Agreement.

                    "Latest Balance Sheet" shall have the meaning specified in
                     --------------------
Section 3.15 of this Agreement.
------------

                    "Lien" shall mean any security interest, pledge, bailment
                     ----
(in the nature of a pledge or for purposes of security), mortgage, deed of trust, the grant of a power to confess judgment, conditional sales and title retention agreement (including any lease in the nature thereof), charge, encumbrance or other similar arrangement or interest in real or personal property, other than licenses of Proprietary Rights.

                    "Majority Holders" shall mean the holders of a majority of
                     ----------------
the shares of Investor Common Stock.

                    "Material Adverse Effect" shall mean a material adverse
                     -----------------------
effect on the
financial condition, business, operating results, operations, business prospects or property of the Company.

                    "Multiemployer Plan" has the meaning set forth in Section
                     ------------------
3(37) of ERISA.

                    "Person" shall mean any individual, corporation,
                     ------
partnership, company, limited liability company, joint venture, association, bank, business trust or other entity, whether or not legal entities, or any governmental entity or agency or political subdivision thereof.

                    "Principal Shareholders" means Carl Rose, Charles Leaver,
                     ----------------------
Jeffrey Sexton and Kelly Knake.

                    "Proprietary Rights" shall mean all patents, patent
                     ------------------
applications, patent disclosures, inventions (whether or not patentable and whether or not reduced to practice), and any reissues, continuations, continuations-in-part, divisions, extensions or reexaminations thereof, trademarks, service marks, trade dress, logos, trade names, corporate names (including the use of the current corporate name and trade names and all translations, adaptations, derivations and combinations of the foregoing) and the goodwill associated therewith; copyrights and copyright works; mask works; all registrations, applications and renewals for any of the foregoing; all trade secrets, confidential information, ideas, formulae, compositions, know-how, manufacturing and production processes and techniques, research and development information (including drawings, specifications, designs, plans, proposals, technical data, financial, business and marketing plans, and customer and supplier lists and related information); Software (including data, data bases and documentation); all other proprietary rights; all copies and tangible embodiments of the foregoing (in whatever form or medium); and all income, royalties, damages and payments due or payable (including damages and payments for past or future infringements or misappropriation thereof), the right to sue and recover for past or future infringements or misappropriation thereof and any and all corresponding rights that, now or hereafter, may be secured throughout the world.

                    "Registration Agreement" shall mean the Registration
                     ----------------------
Agreement of even date herewith among the Company and the Investors.

                    "Securities" shall mean any debt or equity securities of the
                     ----------
Company or Subsidiary, whether now or hereafter authorized, and any instrument convertible into or exchangeable for Securities or a Security. The term "Security" shall mean any one of the Securities.

                    "Securities Act" shall mean the Securities Act of 1933, as
                     --------------
amended from time to time, and any rules or regulations promulgated thereunder.

                    "Shareholders' Agreement" shall mean the Shareholders'
                     -----------------------
Agreement of even date herewith among the Company, the Investors and the Principal Shareholders.

                    "Software" shall mean all software products developed or
                     --------
owned by the Company as of the date of Closing as described in Schedule 3.22 of the Disclosure Schedule,

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including all enhancements, versions, releases and updates of such products as of Closing, and any other software products of the Company in development or in which the Company has any interest as of the Closing, regardless of the product's stage of development.

                    "Stock Purchase" shall mean any redemption, acquisition or
                     --------------
other retirement of capital stock of the Company (including preferred stock, if any) or of warrants, rights or other options to purchase such stock, other than upon conversion thereof into or exchange thereof for other shares of the Company's capital stock which is not preferred stock that is or will be redeemable at the option of the holder thereof

                    "Subsidiary" of any Person shall mean any other Person of
                     ----------
which the outstanding capital stock, membership interest or other equity interest possessing a majority of the voting power in the election of directors (otherwise than as the result of a default) is owned or controlled by such corporation directly or indirectly through one or more Subsidiaries.

                    "Tax" or "Taxes" shall mean all federal, foreign, state,
                     ---      -----
county, local or other taxes, charges, fees, levies or other assessments of any nature whatsoever, including, without limitation, any federal income, alternative minimum tax, gross receipts, excise, real or personal property, sales, value-added, withholding, social security, payroll, employment, severance, stamp, documentary, gains, environmental, retirement, unemployment, occupation, use, ad valorem, service, net worth, franchise, transfer and recording taxes, imposed by any federal, state, local or foreign taxing authority, and shall include all interest, penalties and additions imposed with respect to such amounts.

                    "Tax Returns" shall mean all returns, reports, information
                     -----------
statements or other documents (including, without limitation, elections, declarations, disclosures, schedules, estimates, information, and amended returns) provided to or filed or required to be provided to or filed with any taxing authority relating to Taxes.

                    "Trade Secrets" shall mean all licenses, processes,
                     -------------
algorithms, formulae, designs, methods, trade secrets, inventories, proprietary or technical information, and data covering or embodied in any Software or other assets owned by the Company or used in the conduct of its business.

                    "Transaction Documents" shall mean this Agreement, the
                     ---------------------
Shareholders' Agreement, and the Registration Agreement.

     Section 2.     Purchase of Investor Common Stock, Closing.
                    ------------------------------------------

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             2.1    Purchase and Sale of the Investor Common Stock at the
                    -----------------------------------------------------
Closing. At the Closing (as defined below), the Company shall sell to Investors
-------
and, subject to the terms and conditions set forth herein, and relying upon the representations, warranties and covenants of the Company set forth herein, Investors shall purchase from the Company Two Million Two Hundred Sixty Thousand (2,260,000) shares (as adjusted for stock splits, recapitalizations and the like) of Common Stock at $5.00 per share (the "Investor Common Stock"), for an aggregate purchase price of Eleven Million Three Hundred Thousand Dollars ($11,300,000) (the "Purchase Price").

             2.2    Use of Purchase Price. The Purchase Price shall be used by
                    ---------------------
the Company solely for working capital requirements and acquisitions, and not to reduce the principal portion of any Indebtedness or to make any payments to any shareholders or Affiliates of the Company.

             2.3    The Closing. The closing of the purchase and sale of the
                    -----------
Investor Common Stock shall take place on the date of execution of this Agreement (the "Closing"). At the Closing, the Company shall deliver to each Investor stock certificate(s) and other applicable instruments evidencing the Investor Common Stock to be purchased by each Investor, issued in the name of each applicable Investor, upon payment of the Purchase Price therefor by a cashier's or certified check, or by wire transfer of immediately available funds to the Company's account in the aggregate amount of Eleven Million Three Hundred Thousand Dollars ($11,300,000). The stock certificates shall bear a legend as provided in the Shareholders' Agreement. The Investor Common Stock to be purchased hereunder shall be allocated among the Investors as follows: (a) One Million Two Hundred Thousand (1,200,000) shares to Edgewater for Six Million Dollars ($6,000,000); (b) One Hundred Forty Thousand (140,000) shares to Aspen for Seven Hundred Thousand Dollars ($700,000); (c) Four Hundred Thousand (400,000) shares to TIME for Two Million Dollars ($2,000,000); (d) One Hundred Thousand (100,000) shares to Fleck Family for Five Hundred Thousand Dollars ($500,000); (e) One Hundred Thousand (100,000) shares to Allen for Five Hundred Thousand Dollars ($500,000); (f) One Hundred Thousand (100,000) shares to DiJoria for Five Hundred Thousand Dollars ($500,000); (g) Two Hundred Thousand (200,000) shares to LJH for One Millions Dollars ($1,000,000); and (h) Twenty Thousand (20,000) shares to Wain for One Hundred Thousand Dollars ($100,000).

     Section 3.     Representations and Warranties.
                    ------------------------------

     The Company hereby makes the following representations and warranties which shall survive the execution and delivery of this Agreement and the issuance of the Investor Common Stock hereunder and shall expire as provided in Section 7.9
                                                                    -----------
hereof.

             3.1    Organization and Qualification. The Company is a corporation
                    ------------------------------
duly organized, validly existing and in good standing under the laws of the State of Texas. The Company has all licenses, pen-nits and authorizations necessary to own its properties and to carry on its businesses as now being conducted and as presently proposed to be conducted and is duly qualified to do business as a foreign corporation in each state or country, if any, in which failure to qualify would have a material adverse effect on the business, operations, properties, financial condition, operating results or business prospects of the Company. The Company has provided the Investors with true and correct copies of the Articles and Bylaws. The Company does business as "EpicEdge," and such fictitious name is registered in the State of Texas and all other states where the Company transacts business.

             3.2    Corporate Power. The Company has the requisite corporate
                    ---------------
power and authority to execute, deliver and carry out the Transaction Documents and all other instruments, documents and agreements contemplated or required by the provisions of any of the Transaction Documents to be executed, delivered or carried out by the Company hereunder. The Company has all requisite corporate power and authority under the laws of its Jurisdiction of incorporation to own and operate its properties and to carry on its businesses as now conducted and as presently proposed to be conducted.

             3.3    Subsidiaries and Investments. Except as set forth on
                    ----------------------------
Schedule 3.3 of the Disclosure Schedule, the Company does not own or hold any rights to acquire any shares of stock, membership interest or any security or interest in any other Person, and the Company has never had a Subsidiary.

             3.4    Authorization, Governmental Approvals. The execution and
                    -------------------------------------
delivery of this Agreement, the issuance of the Investor Common Stock, the execution and delivery of the other Transaction Documents and all other instruments, documents and agreements contemplated or required by the provisions hereof or thereof to be executed and delivered by the Company and the consummation by the Company of the transactions herein and therein contemplated to be consummated by the Company have each been duly authorized by all necessary corporate action on the part of the Company. Except for filings necessary for the sale of the Investor Common Stock to qualify for certain exemptions from the registration requirements under state blue sky laws and federal securities laws, no authorization, consent, approval, license or exemption of, and no registration, qualification, designation, declaration or filing with, any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, and no vote, authorization, consent or approval of shareholders of the Company, is or was necessary for (a) the valid execution and delivery of this Agreement by the Company, (b) the execution, issuance and delivery of the Investor Common Stock, (c) the execution and delivery by the Company of the other Transaction Documents and all other instruments, documents and agreements contemplated or required by the provisions hereof or thereof and to be executed and delivered by the Company, or (d) the consummation by the Company of the transactions herein and therein contemplated to be consummated by the Company.

             3.5    Capital Stock. The Investor Common Stock that is being
                    -------------
purchased by Investors hereunder, when issued, sold, and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid, and nonassessable, and will be free of restrictions on transfer other than restrictions on transfer under the applicable state and federal securities laws and pursuant to the Shareholders' Agreement.

             3.6    Conflict with Other Instruments. Except as set forth on
                    -------------------------------
Schedule 3.6 of the Disclosure Schedule, neither the execution and delivery by the Company of the Transaction Documents or the other instruments, documents and agreements contemplated or required hereby or thereby, nor the consummation of the transactions herein or therein contemplated to be consummated by the Company, nor compliance by the Company with the terms, conditions and provisions hereof or thereof, shall conflict with or result in a breach of any of the terms, conditions or provisions of the Articles or the Bylaws of the Company, or any law or any regulation, order, writ, injunction or decree of any court or governmental instrumentality or any agreement or instrument to which the Company is a party or by which it or any of its respective properties is bound or constitute a default thereunder or result in the creation or imposition of any Lien.

             3.7    Validity and Binding Effect. The Transaction Documents which
                    ---------------------------
the Company is required to execute and all other instruments and agreements contemplated hereby or thereby to which the Company is a party have been duly and validly executed and delivered by the Company and constitute legal, valid and binding obligations of the Company, and all such obligations of the Company are enforceable in accordance with their respective terms.

             3.8    Capitalization.
                    --------------

                    (a) The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, of which at Closing, 23,081,486 shares were issued and outstanding. The issued and outstanding capital stock of the Company at the Closing Date owned by the Principal Shareholders is set forth on Schedule
3.8 of the Disclosure Schedule. All of the outstanding shares of capital stock of the Company are validly issued, fully paid and nonassessable and are owned of record or beneficially by the Company's shareholders. Except as set forth on
Schedule 3.8, there are not outstanding any shares of stock, securities, rights or options convertible or exchangeable into or exercisable for any shares of the Company's capital stock, stock appreciation rights or phantom stock, nor is the Company under any obligation (contingent or otherwise) to redeem or otherwise acquire any shares of its capital stock or any securities, rights or options to acquire such capital stock, stock appreciation rights or phantom stock.

                    (b) There are no statutory or contractual shareholders preemptive rights with respect to any shares of capital stock of the Company. The Company has not violated and will not violate any applicable federal or state securities laws in connection with the offer, sale or issuance of the Investor Common Stock and such issuances, offers, or sales do not require registration of the Investor Common Stock of the Company under the Securities Act or any applicable state securities laws. Except for the Shareholders' Agreement and the Registration Agreement, to the Company's knowledge, there are no agreements between the Company's shareholders (or any one or more of them) with respect to the voting or transfer of the Company's capital stock or with respect to any other aspect of the Company's affairs.

             3.9    Compliance with Instruments. The Company is not in violation
                    ---------------------------
of any term of (a) the Articles or the Bylaws or (b) any agreement, instrument, contract or commitment to which it is a party or by which it may be bound, except for such violations of agreements, instruments, contracts or commitments which individually and in the aggregate do not result in a Material Adverse Effect.

             3.10   Brokerage. There are no claims for brokerage commissions,
                    ---------
finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement binding upon the Company, except for a transaction fee in the amount of three and one-half percent (3.5%) of the Purchase Price plus warrants to purchase twenty-two thousand (22,000) shares of Common Stock, at an exercise price of fifteen dollars ($15.00) per share, due and payable by the Company to Aspen Finance Group at the Closing, a portion of which may be paid by the Company to one or more Persons. The Company shall pay, and hold Investors harmless against, any liability, loss or expense (including reasonable attorneys' fees and out-of-pocket expenses) arising in connection with any claim by Aspen Finance Group or any other Person.

             3.11   Litigation. Except as set forth on Schedule 3.11 of the
                    ----------
Disclosure Schedules, there are no actions, suits or proceedings pending or, to the Company's knowledge, threatened against or affecting the Company or its business or assets, before any court or governmental department, agency or instrumentality, domestic or foreign. The foregoing includes, without limitation, any action, suit, proceeding, or investigation pending or currently threatened involving the prior employment of any of the Company's employees, their use in connection with the Company's business of any information or techniques allegedly proprietary to any of their former employers, their obligations under any agreements with prior employers, or negotiations by the Company with potential backers of, or investors in, the Company or its proposed business. The Company is not a party to or, to the best of its knowledge, named in or subject to any order, writ, injunction, or decree of any court, governmental agency, or instrumentality. There is no action, suit, proceeding or investigation by the Company currently pending or that the Company currently intends to initiate, except as set forth on Schedule 3.11 of the Disclosure Schedules.

             3.12   Employee Benefit Plans. Schedule 3.12 of the Disclosure
                    ----------------------
Schedule contains a list of all Employee Benefit Plans maintained by Company and/or any ERISA Affiliate or to which the Company or any ERISA Affiliate contributes or is or was obligated to contribute. Each Employee Benefit Plan that is intended to be a qualified plan under Section 401 (a) of the Code is a standardized prototype plan that meets the requirements for qualification under
Section 401 (a) of the Code, except to the extent that such requirements may be satisfied by adopting any necessary amendments issued by the prototype plan sponsor prior to the current expiration of the remedial amendment period under
Section 401(b) of the Code.

                    (a) As applicable with respect to each Employee Benefit Plan, the Company has delivered to the Investors or made available, true and complete copies of (A) each Employee Benefit Plan, including all amendments thereto, (B) all trust documents, investment management contracts, custodial agreements and insurance contracts relating thereto, (C) the current summary plan description and each summary of material modifications thereto, (D) the most recent annual report (Form 5500 and all schedules thereto) filed with the Internal Revenue Service ("IRS"), the most recent IRS determination letter and each currently pending application to the IRS for a determination letter, and
(F) all records, notices and filings concerning IRS or Department of Labor audits or investigations.

                    (b)  Except as set forth in Schedule 3.12 the Disclosure
Schedule:

                         (1)  all accrued contributions and other payments to be
made by the Company or any ERISA Affiliate to any Employee Benefit Plan through the date of the latest balance sheet have been made or reserves adequate therefor have been set aside and reflected on the latest balance sheet;

                         (2)  neither the Company nor any ERISA Affiliate has
any liability on account of any failure to make contributions to any Employee Benefit Plan. The Employee Benefit Plans have in all material respects been maintained and administered in accordance with the documents governing them and the laws and regulations applicable to them (including, without limitation, rules and regulations of the Department of Labor and the IRS under ERISA and the
Code);

                         (3)  there are no outstanding liabilities of any
Employee Benefit Plan other than liabilities for benefits to be paid to participants and beneficiaries in the ordinary course of business;

                         (4)  there is no pending litigation or, to the best
knowledge of the Company, any overtly threatened litigation or pending claim, that involves any of the Employee Benefit Plans. No prohibited transaction has occurred with respect to any Employee Benefit Plan;

                         (5)  none of the Employee Benefit Plans is or ever has
been subject to Title IV of ERISA or Section 412 of the Code. Neither the Company nor any ERISA Affiliate is or ever has been required to contribute to an Employee Benefit Plan that is a Multiemployer Plan;

                         (6)  except to the extent required by ERISA, none of
the Employee Benefit Plans provides for (or has ever provided for) medical or health care or other welfare benefits for any former employee, officer, member, manager or director of the Company or any ERISA Affiliate (or any of their beneficiaries); and

                         (7)  the transactions contemplated by this Agreement
will not entitle any employee to any severance benefit under the terms of any Employee Benefit Plan or any personnel or employment policy of the Company or any ERISA Affiliate. None of the Employee Benefit Plans contains any change in control or other provisions which would cause an increase or acceleration of benefits or benefit entitlements to participants or their beneficiaries, or an increase in liability of the Company as a result of the transactions contemplated by this Agreement or any related action thereafter.

             3.13   Reserved.
                    --------

             3.14   Compliance with Laws, Certain Operations. The Company and
                    ----------------------------------------
its officers, directors, agents and employees have substantially complied with all applicable laws and regulations of foreign, federal, state and local governments and all agencies thereof which affect the business, operations, properties, financial condition, operating results or business prospects of the Company in any material respect, and no claims have been filed against the Company alleging a violation of, or liability or responsibility under, any such law or regulation which have not been heretofore settled.

             3.15   Financial Statements. The Company has delivered to Investors
                    --------------------
(a) the audited balance sheet and related statements of income and cash flows for the year ended

December 31, 1998, and (b) the unaudited balance sheet (the "Latest Balance Sheet") and related statements of income and cash flow for the year ended December 31, 1999, and a draft of all adjustments to such Latest Balance Sheet proposed by the Company's auditors as of the date hereof. Each of the foregoing Financial Statements (including in all cases the notes thereto, if any) is accurate and complete in all material respects, is consistent with the books and records of the Company (which, in turn, are accurate and complete in all material respects), fairly presents the financial condition of the Company as at their respective dates and the results of operations and cash flow for the periods covered thereby, and has been prepared in accordance with GAAP, subject to the lack of footnote disclosure and year end adjustments.

             3.16   Absence of Undisclosed Liabilities. The Company does not
                    ----------------------------------
have any liability (whether accrued, known to the Company, whether due or to become due and regardless of when asserted) arising out of transactions entered into on or prior to the date hereof, or any action or inaction on or prior to the date hereof, or any state of facts existing on or prior to the date hereof other than (a) liabilities set forth on the Latest Balance Sheet (including any notes thereto) or (b) liabilities which have arisen after the date of the Latest Balance Sheet in the ordinary course of business (none of which is a liability resulting from breach of contract, breach of warranty, tort, infringement, claim or lawsuit).

             3.17   Assets. The Company has good and indefeasible title to, or
                    ------
has a valid leasehold interest in, or has a valid license to use, the tangible properties and assets used by it, located on its premises or shown on the Latest Balance Sheet or acquired thereafter (except for properties and assets disposed of in the ordinary course of business since the date of the Latest Balance Sheet), free and clear of all Liens, except for Liens disclosed on the Latest Balance Sheet (including any notes thereto) and Liens for current property Taxes not yet due and payable. The Company's tangible assets are in good operating condition, ordinary wear and tear excepted, and are fit for use in the ordinary course of business. The Company owns, or has a valid leasehold interest in, or has a valid license to use, all tangible assets necessary for the conduct of its business as presently conducted and as presently proposed to be conducted.

             3.18   Tax Matters. The Company has filed all Tax Returns required
                    -----------
to be filed by it and all such Tax Returns are true and accurate in all material respects. The Company has paid all sales, use, income, payroll, excise and other Taxes owed by it and withheld and paid over all Taxes which it is obligated to withhold from amounts owing to any employee, creditor, customer or third party; to the best knowledge of the Company, the Company has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; and there are no pending federal or state Tax audits being conducted with respect to the Company. To the best knowledge of the Company, the Company has never had any Tax deficiency proposed or assessed against it and has not executed any waiver of any statute of limitations on the assessment or collection of any Tax or governmental charge. Except as set forth on Schedule 3.18, to the best knowledge of the Company, none of the Company's Tax Returns and none of its state income or franchise Tax Returns or sales or use Tax Returns has ever been audited by governmental authorities. Since the date of the Financial Statements, the Company has made adequate provisions on its books of account for all Taxes, assessments, and governmental charges with respect to its business, properties, and operations for such period. The Company has withheld or collected from each payment to each of its employees, the amount of all Taxes, including, but not limited to, federal income Taxes, Federal

Insurance Contribution Act Taxes and Federal Unemployment Tax Act Taxes required to be withheld or collected therefrom, and has paid the same to the proper Tax receiving officers or authorized depositaries.

             3.19   Absence of Material Adverse Change. Since the date of the
                    ----------------------------------
Latest Balance Sheet, there has been no material adverse change in the business, operations, properties, financial condition, operating results or business prospects of the Company.

             3.20   Absence of Certain Developments. Except as set forth on
                    -------------------------------
Schedule 3.20 of the Disclosure Schedule, since the date of the Latest Balance Sheet, the Company has not

                    (a) become subject to any Indebtedness, except current liabilities incurred in the ordinary course of business and liabilities under contracts entered into in the ordinary course of business;

                    (b) discharged or satisfied any Lien or paid any Indebtedness, other than current liabilities paid in the ordinary course of business;

                    (c) declared or made any payment or distribution of cash or other property to its shareholders with respect to its capital stock, or purchased or redeemed any shares of its capital stock;

                    (d) mortgaged, pledged or subjected to any Lien any of its material assets, except Liens for current property Taxes not yet due and payable;

                    (e) sold, assigned or transferred any of its assets, except in the ordinary course of business, or canceled without fair consideration any debts or claims owing to or held by it;

                    (f) sold, assigned, transferred, abandoned or permitted to lapse any licenses or permits or any portion thereof, or any Proprietary Rights or other intangible assets, or (except as necessary to conduct its ongoing operations) disclosed any proprietary confidential information to any Person;

                    (g) made or granted any bonus or any wage or salary increase to any employee (except in the ordinary course of business consistent with past practice), former employee or retiree or group of employees, former employees or retirees or made or granted any increase in any employee benefit plan or arrangement, or amended or terminated any existing employee benefit plan or arrangement or adopted any new employee benefit plan or arrangement;

                    (h) made any capital expenditures or commitments therefor that aggregate in excess of $1,000,000;

                    (i) made any loans or advances to any Persons (other than de minimis employee loans or advances not exceeding $5,000 in the aggregate to any employee);

                    (j) suffered any material extraordinary losses or waived any rights of material value, whether or not in the ordinary course of business or consistent with past practice;

                    (k) entered into any other material transaction including any employment agreement;

                    (l) received notice that there has been a loss of, or material order cancellation by, any customer of the Company;

                    (m) agreed to any change to a material contract arrangement by which the Company or its assets is bound or subject;

                    (n) suffered any damage, destruction or loss, whether or not covered by insurance materially affecting the business, properties, prospects or financial condition of the Company;

                    (o) suffered any other event or condition of any character that has materially and adversely affected or, to the best knowledge of the Company, might materially and adversely affect the business, properties, prospects or financial condition of the Company; or

                    (p) changed its accounting principles or practices or the method of recording transactions involving accounts receivable and inventory.

             3.21   Contracts. (a) The Company has in all material respects
                    ---------
performed all the obligations required to be performed by it to the date of this Agreement and is not in receipt of any written claim of default under any material lease, contract, commitment or other agreement to which it is a party;
(b) no event has occurred which with the passage of time or the giving of notice or both would result in a breach or default under any material lease, contract, instrument or other agreement to which the Company is a party; (c) to the best knowledge of the Company, no contract or commitment material to the Company has been breached in any material respect or canceled by the other party since the date of the Latest Balance Sheet; (d) the Company is not a party to any contract which is materially adverse to the operations, financial condition, operating results or business prospects of the Company; (e) to the best knowledge of the Company, since the date of the Latest Balance Sheet, no material customer or supplier has notified the Company that it will stop or decrease in any material respect the rate of business done with the Company; and (f) all material contracts of the Company have been provided to the Investors.

             3.22   Proprietary Rights.
                    ------------------

                    (a) Schedule 3.22 of the Disclosure Schedule hereto contains a complete and accurate list as of the date hereof of all patented and registered Proprietary Rights owned by the Company (including, but not limited to, Software, and all pending patent applications and applications for the registration of other Proprietary Rights owned or filed by the Company).
Schedule 3.22 of the Disclosure Schedule also contains a complete and accurate list of all licenses and other rights granted by the Company to any third party with respect to the Proprietary Rights and material licenses and other rights granted by any third party to the

Company. Except as set forth on Schedule 3.22 of the Disclosure Schedule, (i) the Company owns and possesses all right, title and interest in and to, or has a valid and enforceable license to use, all of the Proprietary Rights necessary for the operation of the business of the Company as currently conducted or as currently proposed to be conducted; (11) no claim by any third party contesting the validity, enforceability, use or ownership of any Proprietary Rights has been made, is currently outstanding or, to the best of the Company's knowledge, is threatened, and to the best of the Company's knowledge, there are no grounds for any such claim; (111) the loss or expiration of any Proprietary Right or related group of Proprietary Rights is not threatened, pending or reasonably foreseeable; (1v) the Company has not received any notices of, nor is it aware of any facts which indicate a likelihood of, any infringement or misappropriation by, or conflict with, any third party with respect to the Proprietary Rights, nor has the Company received any claims of infringement or misappropriation of or other conflict with any intellectual property rights of any third party; (v) to its knowledge after diligent inquiry, the Company has not infringed, misappropriated or otherwise conflicted with any intellectual property rights of any third parties, nor is it aware of any infringement, misappropriation or conflict which will occur as a result of the continued operation of the business of the Company as currently conducted or as currently proposed to be conducted; and (vi) the Company has made all necessary filings and recordation's and has paid all required fees and Taxes to record and maintain its ownership of the patented or registered Proprietary Rights in the United States Patent and Trademark Office and the United States Copyright Office.

                    (b) (i) The Company has good, sole and marketable title to all copyrights in and to the Software free and clear of any Liens, and such copyrights are not being challenged in any way; and (ii) no person or entity has any right of renewal, reversion, or termination with respect to any copyrights owned by the Company or any rights under any such copyrights.

                    (c) All of the Trade Secrets are embodied in the Software or other assets owned by the Company (other than general business knowledge not typically reduced to a written form), and there is no other tangible expression of the Trade Secrets by the Company. The Company has taken all reasonable security measures to protect the secrecy, confidentiality, and the value of the Trade Secrets, and any other persons who have knowledge of or access to information relating to the Trade Secrets have been put on notice and, if appropriate, have entered into agreements that the Trade Secrets are proprietary to the Company and are not to be divulged or misused. All of the Trade Secrets are presently valid and protectable, are not part of the public domain, and, to the knowledge of the Company, have not been used, divulged, or appropriated for the benefit of any Persons other than the Company or to the detriment of the Company.

                    (d) All authors of the Software or any other Person or entity who participated in the development of the Software or any portion thereof or performed any work related to the Software are collectively referred to as the "Software Authors". Each Software Author (with the exception of independent contractors) made his contribution to the Software within the scope of employment with the Company, as a "work made for hire," and was directed or engaged by the Company (as the case may be) to work on the Software. The Software Authors who are independent contractors have assigned all of their respective right, title and interest in and to the Software to the Company. Except as set forth on Schedule 3.22 of the Disclosure

Schedule, the Software and every portion thereof are an original creation of the Software Authors and do not contain any source code or portions of source code (including any "canned program") created by any parties other than the Software Authors. To the knowledge of the Company, the Company has not, by any of its acts or omissions, or by acts or omissions of its affiliates, directors, officers, employees, agents, or representatives caused any of its Proprietary Rights, including Software, copyrights, trademarks, and Trade Secrets to be transferred, materially distributed, or adversely affected to any material extent.

                    (e) The Company is not aware that any of its employees is obligated under any contract (including licenses, covenants, or commitments of any nature) or other agreement, or subject to any judgment, decree, or order of any court or administrative agency, that would interfere with the use of such employee's best efforts to promote the interests of the Company or that would conflict with the Company's business as proposed to be conducted. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company's business by the employees of the Company, nor the conduct of the Company's business as proposed, will conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant, or instrument under which any of such employees is now obligated. The Company does not believe it is or will be necessary to use any inventions of any of its employees (or persons it currently intends to hire) made prior to their employment by the Company.

             3.23   Insurance. The Company believes that the insurance coverage
                    ---------
of the Company is customary for corporations of similar size engaged in similar lines of business and is proper to cover the Company's properties, assets and business. Each insurance policy maintained by the Company with respect to its properties, assets and businesses is in full force and effect as of the date hereof and shall remain in full force and effect following the date hereof The Company is not in default with respect to its obligations under any insurance policy maintained by it.

             3.24   Year 2000 Compliance. To the best knowledge of the Company,
                    --------------------
the Software, computer firmware, computer hardware (whether general or specific purpose), and other similar or related items of automated, computerized, and/or software system(s) that are used or relied on by the Company in the conduct of its business (collectively, "Information Technology") are designed to be used prior to, during, and after the calendar year 2000 A.D., and the Information Technology used during each such period will accurately receive, provide and process time/date data (including, but not limited to, calculating, comparing and sequencing) from, into and between the twentieth and twenty-first centuries, including the years 1999 and 2000, and leap year calculations and will not malfunction, cease to function, or provide invalid or incorrect results as a result of date/time data, to the extent that other Information Technology, used in combination with the Information Technology of the Company, properly exchanges date/time data with it.

             3.25   Disclosure Schedule. Any references to "Schedule" herein or
                    -------------------
a Disclosure Schedule shall be deemed to refer to a part of the Disclosure Schedule which (a) has been certified as true and correct by the Company, (b) has been delivered to Investors in connection with the execution of this Agreement and (c) describes in reasonable detail all exceptions to the representations and warranties of the Company.

             3.26   Extent of Offering. Neither the Company nor any agent acting
                    ------------------
on its behalf has sold or offered to sell any or all of the Investor Common Stock or any similar securities so as to bring the issuance or sale of the Investor Common Stock pursuant to this Agreement and the Transaction Documents within the provisions of Section 5 of the Securities Act, and neither the Company nor any agent acting on its behalf will offer or sell the Investor Common Stock or any similar securities so as to bring the issuance or sale of the Investor Common Stock pursuant to this Agreement and the Transaction Documents within such provisions.

             3.27   Reserved.
                    --------

             3.28   Registration Rights. Except for rights existing pursuant to
                    -------------------
the Registration Agreement contemplated hereby and except as set forth on
Schedule 3.28 of the Disclosure Schedule, as of the Closing, no holder of any Security will have any right to require the registration thereof (or of Securities receivable upon the exercise or conversion thereof) under the Securities Act or the right to include such Security (or any Security receivable upon the exercise or conversion thereof) in a registration statement filed by the Company under the Securities Act.

             3.29   Illegal Payments. The Company has never made any illegal
                    ----------------
payment of any kind, directly or indirectly, *including, without limitation, payments, gifts or gratuities, to the United States or any foreign national, state or local government officials, employees or agents.

             3.30   Related Party Transactions. Except as set for on Schedule
                    --------------------------
3.30 of the Disclosure Schedule,

                    (a) No employee, officer or director of the Company, no Affiliate of any employee, officer or director of the Company, and no member of the immediate family of any employee, officer or director of the Company is indebted to the Company.

                    (b) The Company is not indebted, and is not committed to make loans or extend or guarantee credit, to any employee, officer or director of the Company, or any Affiliate of any employee, officer or director of the Company, or, any member of the immediate family of any employee, officer or director of the Company.

                    (c) No Affiliate of the Company, officer or director and no member of the immediate family of any Affiliate of the Company, officer or director is interested, directly or indirectly, in any agreement, contract, commitment or transaction with the Company, except for any employment agreement entered into in the ordinary course of business. To the best of the Company's knowledge, no employee and no member of the immediate family of any employee is interested, directly or indirectly, in any material contract with the Company, except for any employment agreement entered into in the ordinary course of business.

             3.31   Disclosure. Neither this Agreement, nor the Disclosure
                    ----------
Schedule, nor any of the other Transaction Documents furnished to the Investors by the Company at the time of the execution and delivery of this Agreement and the Closing contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading. There is no fact known to the Company (other than general conditions which are a matter of public knowledge) which materially adversely affects the business, operations, properties, financial condition, operating results or business prospects of the Company which has not been set forth in this Agreement or in the other agreements, documents, certificates and statements furnished in writing to the Investor prior to or on the date hereof in connection with the transactions contemplated hereby.

     Section 4.     Conditions Precedent.
                    --------------------

             4.1    Conditions Precedent. The obligation of the Investors to
                    --------------------
purchase the Investor Common Stock is subject to the conditions set forth below:

                    (a) The representations and warranties contained in this Agreement shall be true and correct as of the Closing, and the Company shall have performed all obligations to be performed hereunder and under the Transaction Documents on or before the Closing.

                    (b) The Company shall have reserved no more than fifteen percent (15%) of the issued and outstanding Common Stock on a fully diluted basis for issuances of Common Stock pursuant to the Stock Option Plan referred to in Section 1.3 of the Shareholders' Agreement.
      -----------

                    (c) There shall be no breaches of or defaults under the Shareholders' Agreement or the Registration Agreement.

                    (d) The shares of Investor Common Stock issuable to the Investors pursuant to this Agreement shall be approved for listing on the AMEX.

                    (e)  There shall be delivered to Investors at the Closing:

                         (i)   A legal opinion of Fox, Rothschild, O'Brien &
Frankel, L.L.P., counsel to the Company, in form and substance satisfactory to the Investors and their counsel;

                         (ii)  Duly completed copies of the Transaction
Documents executed by the Company and the Principal Shareholders.

                         (iii) Certified copies of all documents and resolutions
evidencing corporate action taken by the Company with respect to the Transaction Documents and the issuance of Investor Common Stock, in form and substance satisfactory to the Investors and their counsel;

                         (iv)  Certified correct and complete copies of (A) the
Articles from the Secretary of State of Texas and (B) Bylaws, from the Secretary of the Company in each case and to the extent applicable, as validly amended to reflect the adoption of any amendments required to effectuate the terms of this Agreement or the Shareholder's Agreement;

                         (v)   Good standing certificates for the Jurisdiction
of incorporation of the Company and for each Jurisdiction in which the Company is qualified to do business;

                         (vi)  Stock certificates in the name of each Investor
evidencing the shares of Investor Common Stock purchased hereunder (it being understood that to the extent such stock certificates are not delivered at the Closing, such stock certificates shall be delivered by the Company to each Investor within three (3) business days of the Closing); and

                         (vii) Such other instruments, documents and
certificates as the Investors may reasonably require.

     Section 5.     Covenants.
                    ---------

             5.1    Affirmative Covenants. The Company covenants that as long as
                    ---------------------
the Investors or their Affiliates own of record or beneficially at least 500,000 shares of Investor Common Stock in the aggregate, the Company shall:

                    (a)  Preservation of Corporate Existence, etc. Preserve and
                         ----------------------------------------
maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified as a foreign corporation in each Jurisdiction in which failure to qualify would have a material adverse effect on the business, operations, properties, financial condition, operating results and business prospects of the Company.

                    (b)  Payment of Taxes. Pay and discharge all Taxes,
                         ----------------
assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, would become a Lien upon any properties of the Company; provided that the Company shall not be required to pay any such Tax, assessment, charge, levy or claim which it is contesting in good faith and by proper proceedings and for which such reserves or other provisions as may be required by GAAP shall have been made and recorded.

                    (c)  Maintenance of Insurance. Maintain insurance on its
                         ------------------------
properties and businesses with reputable insurance companies in such amounts, of such types and covering such casualties, risks and contingencies as is ordinarily carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Company operates.

                    (d)  Maintenance of Properties and Assets. Maintain and
                         ------------------------------------
preserve all of its properties which are necessary for the proper conduct of its business in good working order and condition, ordinary wear and tear excepted, and all of its other assets (including Proprietary Rights) in accordance with past custom and practice.

                    (e)  Keeping of Records and Books of Account. Keep adequate
                         ---------------------------------------
records and books of account, in which complete entries shall be made in accordance with GAAP, reflecting all financial transactions of the Company.

                    (f)  Visitation Rights. At any time and from time to time
                         -----------------
during normal business hours (but so long as no Event of Default occurs, not more frequently than quarterly) and with prior notice (except as set forth below), permit one or more representatives designated by the Majority Holders to examine and make copies of and abstracts from the records and books of account of, and to visit the properties of the Company and to discuss the affairs, finances and accounts of the Company with any of the Company's officers or directors and the Company's independent accountants (and the delivery of an executed copy of this Agreement to such accountants shall constitute the Company's consent to such discussions); provided, however, that if an Event of Default occurs, no designated representative is required to give notice and the Investors may exercise their rights under this Section 5.1(f) at any time.
                                               --------------

                    (g)  Compliance with Laws. Substantially comply with the
                         --------------------
applicable requirements of all laws, rules, regulations and orders of any governmental authority (including, without limitation, ERISA and the Code and the rules, regulations and orders promulgated thereunder), the violation of which would have a Material Adverse Effect.

                    (h)  Related Documents. Keep, observe and comply with all of
                         -----------------
its covenants and obligations which are set forth in the Transaction Documents or other agreement or instrument delivered in connection therewith so long as such covenants and obligations are in force and effect.

                    (i)  Board of Directors. Take all necessary and desirable
                         ------------------
actions within its control in order to cause and to continue to cause compliance with the provisions of Section 1.2(a) of the Shareholders' Agreement with
                       --------------
respect to the Board of Directors of the Company.

                    (j)  Payment of Indebtedness, Etc. The Company shall and
                         ----------------------------
shall cause each Subsidiary to faithfully observe, perform and discharge in all material respects all the material covenants, conditions and obligations including, without limitation, payment obligations which are imposed on it by any and all material indentures, agreements, or other instruments securing or evidencing Indebtedness or pursuant to which Indebtedness is issued or shall cure any non-performance or default prior to the date the creditor accelerates the payment of the Indebtedness or commences proceedings to collect the Indebtedness, and not permit the occurrence or continuance of any act or omission which is or under the provisions thereof may be declared to be a material default thereunder (after the expiration of all applicable cure periods), unless such default (other than a default in payment of principal or interest) or the right to declare a default on account of such act or omission is waived pursuant to the provisions thereof, provided, however, that neither
                                              --------  -------
the Company nor any Subsidiary shall be required to make any payment or to take any other action by reason of this Section 5.1(j) at any time while it shall be
                                   --------------
currently contesting in good faith by appropriate proceedings its obligations to make such payment or to take such action, if the Company shall have set aside on its books reserves

(segregated or classified to the extent required by GAAP) deemed by it adequate with respect thereto.

                    (k)  Blue Sky. The Company shall make any and all filings
                         --------
necessary (whether before or after the Closing) in connection with the offer, issuance and sale and/or transfer of the Investor Common Stock to be purchased pursuant to this Agreement under the securities or blue sky laws of any jurisdiction in which such filing is required by law.

             5.2    Reporting Requirements. The Company covenants that so long
                    ----------------------
as the Investors or their Affiliates own of record or beneficially 500,000 shares of Investor Common Stock in the aggregate, and if the Company is no longer subject to the reporting requirements of the Federal securities laws, or if the applicable report is not publicly disclosed, it shall furnish to
Investors:

                    (a)  Annual Budget. Prior to the end of each Fiscal Year, an
                         -------------
annual budget, prepared on a quarterly and annual basis for the Company for each succeeding Fiscal Year (displaying anticipated statements of income and cash flows and balance sheets); and within thirty (30) days after any quarterly period in which there is a material adverse deviation from the annual budget, a certificate from the Company's President explaining the deviation and what actions the Company has taken and proposes to take with respect thereto.

                    (b)  Financial Statements. Financial statements and
                         --------------------
information to Investors on behalf of itself and any Subsidiaries as follows:

                         (i)   Monthly Statements. Within thirty (30) days after
                               ------------------
the end of each month during each fiscal year of the Company, a copy of the unaudited financial statements of the Company, consisting of a balance sheet as of the close of such month and related statements of income and cash flows for such month and from the beginning of such fiscal year to the end of such month, prepared in accordance with GAAP on a consistent basis, subject to the lack of footnote disclosure and year end adjustments.

                         (ii)  Quarterly Statements. Within forty-five (45) days
                               --------------------
after the end of each quarter during each fiscal year of the Company, a copy of the unaudited financial statements of the Company, consisting of a balance sheet as of the close of such quarter and related statements of income and cash flows for such quarter and from the beginning of such fiscal year to the end of such quarter, prepared in accordance with GAAP on a consistent basis, subject to the lack of footnote disclosure and year end adjustments.

                         (iii) Annual Statement. As soon as available and in any
                               ----------------
event within one hundred twenty (120) days after the end of each fiscal year of the Company, a copy of its annual report, audited by nationally recognized independent certified public accountants and acceptable to the Investors, including balance sheet and related statements of income, cash flows and shareholders equity of the Company for such fiscal year, with comparative figures for the preceding fiscal year, prepared in accordance with GAAP on a consistent basis.

                    (c)  Notices of Litigation. Promptly after the commencement
                         ---------------------
thereof (but in no event later than ten (10) days), notice of all actions, suits and proceedings with an amount in controversy of $250,000 or more before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

          (d)  Notices of Adverse Judgments. Promptly after the institution
               ----------------------------
thereof (but in no event later than ten (10) days), notice of all adverse Judgments of $100,000 or more entered by any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, against the Company, such notice to include the exact dollar amount of any such adverse judgment as well as any other estimated adverse economic impact on the Company.

          (e)  Material Adverse Change.  Promptly after the occurrence thereof
               -----------------------
(but in no event later than ten (10) days), notice of all events, conditions, acts, facts and omissions (except general conditions which are a matter of public knowledge) which may reasonably be expected to have any Material Adverse Effect.

          (f)  Federal Securities Laws. Any such information (and consents)
               -----------------------
regarding the Company in order to fulfill their respective obligations under the federal securities laws.

          (g)  Other Information. Such other information respecting the
               -----------------
business, properties, condition or operations of the Company as the Investor may from time to time reasonably request.

     5.3  Negative Covenants. The Company covenants that so long as the
          ------------------
Investors or their Affiliates own of record or beneficially 500,000 shares of Investor Common Stock in the aggregate, neither it nor any Subsidiary shall, without the prior written consent of the Investor Representative:

          (a)  Amendments or Changes in Bylaws or Articles of Incorporation.
               -------------------------------------------------------------
Amend, modify, repeal or supplement any provision of the Company's Bylaws (if adverse to the rights of the Investors under this Agreement, the Shareholders' Agreement or the Registration Agreement) or the Articles including, without limitation, any amendments that (i) authorize shares of any class of stock of the Company having any preference or priority as to dividends or assets superior to or in parity with the Investor Common Stock; (ii) increase the number of authorized shares of any class of stock of the Company; provided, however, that the Company any increase the authorized Common Stock to 100,000,000 shares in the aggregate; or (iii) authorize or reserve additional shares of Common Stock with respect to the Stock Option Plan referred to in Section 1.3 of the
                                                     -----------
Shareholders' Agreement, or any other plan arrangements for issuing equity securities to employees of the Company.

          (b)  Issuance of Capital Stock. (i) Issue shares of any class of
               -------------------------
stock; and (ii) issue additional shares of Common Stock with respect to the Stock Option Plan (other than as permitted under in Section 1.3 of the Shareholders' Agreement), or any other plan or arrangement for issuing equity securities to employees of the Company.

          (c)  Dividends. Directly or indirectly make, declare or pay any
               ---------
dividends or other distributions on its capital stock in cash or in property to any class of stock of the Company.

          (d)  Acquisitions, Sale of Assets, Merger, Consolidation,
               ----------------------------------------------------
Reorganization, Liquidation, Etc. Acquire any interest in any business (whether
--------------------------------
by a purchase of assets, purchase of stock, merger, or otherwise); enter into an agreement providing for a plan of exchange, merger or consolidation with or into any other entity; enter into any joint venture, partnership or plan of reorganization (except for strategic alliances entered into in the ordinary course of business which do not involve (i) capital contributions, exchanges or contributions of equity or assets, or (ii) transactions violating any other provision of Section 5.3 hereof); sell, assign, lease, transfer or otherwise
             -----------
dispose of any substantial portion of its capital assets; recapitalize; become a member in a limited liability company or otherwise acquire an equity interest in another Person; or liquidate.

          (e)  Change of Control. Authorize the sale of voting capital stock
               -----------------
(whether by the Company or any shareholder thereof) permitting the holder thereof to control fifty-one percent (51%) of the voting rights of the Company or any Subsidiary.

          (f)  Redemption of Stock. Make or incur any liability to make any
               -------------------
Stock Purchase (other than pursuant to equity incentive agreements with employees and service providers giving the Company the right to repurchase shares of the Company's capital stock upon termination of employment or services and as provided in the Shareholders' Agreement), or other acquisition of shares of the Company's capital stock or any payments with respect to stock appreciation rights or similar rights.

          (g)  Change of Business. Enter into the ownership, active management
               ------------------
of operation of any business other than the ownership and operation of the business of the Company conducted as of the date hereof, or make any material change in the Company's current business.

          (h)  Directors. Increase the number of directors of the Company,
               ---------
except as permitted by Section 1.2 of the Shareholders' Agreement.

          (i)  Liabilities.  Become liable for, or make any payments with
               -----------
respect to, any Indebtedness, except for Indebtedness not in excess of Six Million Dollars ($6,000,000) outstanding at any time in the aggregate.

          (j)  Capital Expenditures. Make any capital expenditures that in the
               --------------------
aggregate exceed (i) Four Million Five Hundred Thousand Dollars ($4,500,000) in the 2000 Fiscal Year, or (ii) Two Million Dollars ($2,000,000) in any other Fiscal Year.

          (k)  Transactions with Affiliates. Enter into any transaction with
               ----------------------------
any of its Affiliates, except on arms-length terms and approved by the disinterested members of the Board of Directors of the Company or as otherwise provided in this Agreement.

          It is understood and agreed that if the Investor Representative does not
provide his consent to any of the actions prohibited by this Section 5.3, the
                                                             -----------
Company shall have an option to redeem all (but not less than all) of the Investor Common Stock pursuant to the terms and conditions set forth in Section
                                                                        -------
6.4(b) below.
------

          5.4   Reserved.
                --------

          5.5   December 31, 1999 Financial Statements Covenant. The Company
                -----------------------------------------------
agrees that the audited balance sheet and related statements of income and cash flow for the year ended December 31, 1999 will not differ materially and adversely from the Latest Balance Sheet and related statements of income and cash flow for the year ended December 31, 1999 delivered to the Investors pursuant to Section 3.15 of this Agreement.

          5.6   Investor Covenants. The Investors shall use commercially
                ------------------
reasonable efforts to (a) assist the Company in attracting and retaining a Chief Financial Officer, (b) leverage the experience of the Investors in consulting on general business matters to the Company, its officers and its Board of Directors, (c) arrange for analysts to follow and cover the Company's public class of stock, (d) assist the Company in obtaining an underwriter of nationally recognized standing to underwrite a proposed offering of Common Stock, and (e) review and advise the Company on all potential acquisitions. The Investors shall designate a Person to serve on the Board of Directors of the Company as and to the extent set forth in the Shareholders' Agreement.

     Section 6. Events of Default.
                -----------------

          6.1   Events of Default. If any of the following events (each is
                -----------------
herein referred to as an "Event of Default") occur:

                (a) (i) default or breach shall occur in the performance of or compliance with any covenant contained in Section 5.3, or (ii) default or breach
                                          -----------
shall occur in the performance of or compliance with any covenant contained herein (other than as set forth in clause (1) above) which shall continue uncured for more than thirty (30) days after written notice of such default shall have been provided by Investors, unless such cure cannot be effected within thirty (30) days, in which case the cure period shall continue for up to ninety (90) days if the default or breach is curable and the Company is diligently attempting to effect such cure;

                (b) the failure of the Company to elect a designee of the Investors to the Company's Board of Directors pursuant to Section 5.1(i) of this
                                                          --------------
Agreement and Section 1.2(a) of the Shareholder's Agreement or the failure to
              --------------
properly register the Investor Common Stock as provided in the Registration Agreement;

               (c) a breach of any of the Company's representations, warranties, covenants and agreements under the Registration Agreement or the Shareholders' Agreement (which continues beyond the expiration of any applicable cure period), other than those referred to in clause (b) above;

               (d) if any representation or warranty to the Investors made in writing by the Company in this Agreement or in any agreement, certificate, report, financial statement or instrument to be delivered to any Investor pursuant to the Transaction Documents and which was prepared by a director, officer, employee, agent or representative of the Company (which non-officer employee, agent or representative was authorized by the Company) and delivered to the Investors, shall prove to have been false or inaccurate in any material respect on the date as of which it was made;

               (e) a receiver, conservator, custodian, liquidator or trustee of the Company or any of its Subsidiaries or of all or any of the property of any of them, is appointed by court order and such order remains `in effect for more than sixty (60) days; or an order for relief is entered under the federal bankruptcy laws with respect to the Company or any of its Subsidiaries; or any of the material property of any of them is sequestered by court order and such order remains in effect for more than sixty (60) days; or a petition is filed against the Company or any of its Subsidiaries under the bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter `in effect, and is not dismissed within sixty (60) days after such filing;

               (f) The Company or any of its Subsidiaries files a petition in voluntary bankruptcy or seeking relief under any provision of any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any Jurisdiction, whether now or hereafter in effect, or consents to the filing of any petition against it under any such law;

               (g) The Company or any of its Subsidiaries makes an assignment for the benefit of its creditors, or admits in writing its inability to pay its debts generally as they become due, or consents to the appointment of a receiver, conservator, custodian, liquidator or trustee of the Company or any of its subsidiaries, or of all or any part of the property of any of them;

               (h) final judgment for the payment of money which, individually or in the aggregate exceeds Two Hundred Fifty Thousand Dollars ($250,000) shall be rendered by a court of record against the Company or any of its Subsidiaries, and the Company or such Subsidiary shall not (i) discharge the same (by insurance or otherwise) or provide for its discharge in accordance with its terms or (ii) procure a stay of execution thereof within sixty (60) days from the date of entry thereof and within said period of sixty (60) days, or such longer period during which execution of such judgment shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal; or

               (i) The Company fails to maintain the listing of its Common Stock on AMEX or any other nationally recognized securities exchange reasonably acceptable to the Investors;

then, when any Event of Default has occurred and shall be continuing, and unless consent of the Majority Holders, at the time has been obtained waiving such Event of Default in writing, Investors shall have all available rights in law or in equity or as may be available pursuant to this Agreement.

          6.2  Remedies on Default.
               -------------------

               (a)  If an Event of Default shall have occurred pursuant to
Section 6.1, Investors shall be entitled to the rights specified in Section 6 (subject to the terms and conditions of Section 6.3 or 6.4, respectively) and, in addition, may proceed to protect and enforce any or all other rights, powers and remedies of such holders by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any covenant contained herein or in the Shareholders' Agreement or Registration Agreement and, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any right, power or remedy granted hereby or thereby or available at law, in equity, by statute or otherwise.

               (b) No right, power or remedy conferred hereby or by ownership of the Investor Common Stock or under any of the other Transaction Documents, or now or hereafter available at law, in equity, by statute or otherwise shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise, but all rights, powers and remedies of Investors shall be cumulative and not alternative.

          6.3  Right to Elect Additional Directors. In addition to the remedies
               -----------------------------------
set forth herein, if an Event of Default arising under Section 6.1 occurs, the
                                                       -----------
Investors shall have the right to designate one (1) additional new member to the Board of Directors of the Company (the "New Director"), which shall be in addition to the Investor Representative. The Investors shall provide the Company with ten (10) days prior written notice of their intention to take action under this Section 6.3 and identify the Event of Default which has occurred.
     -----------

          The Company agrees to immediately take, or use commercially reasonably efforts to cause the Principal Shareholders to take, whatever action is necessary so as to cause the number of directors constituting the Board of Directors of the Company to be increased by the number of the New Director (e.g., if the Board of Directors of the Company has seven (7) members, to
 ----
eight (8) members), and to elect to such newly-created directorship such individual as the Majority Holders shall in their sole and absolute discretion have designated in a written notice or notices delivered to the Company (the "Notice") and the Company shall inform the Principal Shareholders of the Company of such designation and of their obligations with respect thereto pursuant to the Shareholders' Agreement.

          Any New Director who shall have been designated by the Investors pursuant to this Section 6.3 may be removed at any time, either with or without
                 -----------
cause, but only as the Majority Holders may determine and any vacancy created by such removal shall also be filled in the manner described in this Section 6.3.
                                                                  -----------
Any vacancy caused by the death or resignation of a director who shall have been selected by the Majority Holders pursuant to this paragraph shall be filled by a person selected by the Majority Holders in the same manner as described in this
Section 6.1.
-----------

          6.4  Put and Call Rights.
               -------------------

               (a)  Put. Upon the occurrence of an Event of Default arising
                    ---
under Section 6.1(a), Section 6.1(b), or Section 6.1(i), the Investors (by
      --------------  --------------     --------------
vote of the Majority Holders)
may exercise their option to sell to the Company all of the Investor Common Stock (the "Put"), and the Company shall, upon exercise of the Put by the Investors, purchase from the Investors all of the Investor Common Stock.

                    (i) Upon the exercise of the Put, the Company shall pay the Investors (pro-rata in accordance with the number of shares of Investor Common Stock each Investor owns) for all of the Investor Common Stock, in a lump sum for cash an amount equal to the greater of (A) the Purchase Price, plus a premium equal to a fifty percent (50%) compounded annual rate of return on the Purchase Price, and (B) the fair market value of the Common Stock (i.e., the closing price of the Common Stock on the AMEX (or if such shares are no longer listed on the AMEX, any other applicable exchange or public listing)), if applicable, averaged for the twenty (20) trading days ending on the day prior to the day of the occurrence of the Event of Default triggering the Put) (the "Put Purchase Price").

                    (ii) The Company shall pay the Put Purchase Price to the Investors within sixty (60) days after such Event of Default, except that the Company shall pay the Put Purchase Price to the Investors within one hundred (100) days thereof if the applicable Put was triggered by an Event of Default pursuant to Section 6.1(i).
                            --------------

               (b)  Call. In the event that the Investor Representative does
                    ----
not provide his consent to any of the actions set forth in Section 5.3 and the
                                                           -----------
Board of Directors of the Company authorizes, approves or ratifies any such action, the Company may exercise its option to purchase from the Investors all of the Investor Common Stock (the "Call"), and the Investors shall, upon exercise of the Call by the Company, sell to the Company all of the Investor Common Stock.

                    (i) Upon the exercise of the Call, the Company shall pay the Investors (pro-rata in accordance with the number of shares of Investor Common Stock each Investor owns) for all of the Investor Common Stock, in a lump sum for cash an amount equal to the greater of (a) the Purchase Price, plus a premium equal to a fifty percent (50%) compounded annual rate of
     ----
     return on the Purchase Price, and (b) the fair market value of the Common Stock (i.e., the closing price of the Common Stock on the AMEX (or if such
            ----
     shares are no longer listed on the AMEX, any other applicable exchange or public listing)), if applicable, averaged for the twenty (20) trading days ending on the day prior to the day of the meeting of the Board of Directors of the Company whereby the Board of Directors of the Company authorized, approved or ratified the action in question triggering the Call (the "Call Purchase Price").

                    (ii) The Company shall pay the Call Purchase Price to the Investors within sixty (60) days after the meeting of the Board of Directors of the Company whereby such Investor Representative did not approve such action.

               (c)  Notice of Put/Call. Any Put or Call granted under this
                    ------------------
Section 6.4 may be exercised from time to time by notice in writing, which
-----------
notice must be given within forty five (45) days with respect to a Call and five
(5) days with respect to a Put, of the occurrence of any event triggering such Put or Call, to the Company in the case of a Put, or to the Investors in the case of a Call (the "Notice"). The Notice shall state that such Put or Call, as the case may be, is exercised. In each case, the Company shall provide to each Investor a written statement of the dollar amount and the supporting calculations of the Put Purchase Price or the Call Purchase Price, as the case may be, at least ten (10) days prior to the date upon which the Put Purchase Price or the Call Purchase Price, as the case may be, shall be payable and due, which shall state the date and time of the closing thereof (which date shall be in accordance with Section 6.4(a)(ii) or Section 6.4(b)(ii), as applicable) at
                   ------------------    ------------------
the principal office of the Company.

          (d)  Exercise Procedure. In the event that any Put or Call under this
               ------------------
Section 6.4 is exercised, delivery of the certificate or certificates evidencing
-----------
the shares involved, properly endorsed for transfer, shall be made by the Investors against full payment therefor in the manner and at the time or times specified in Section 6.4(a)(ii) or Section 6.4(b)(ii) hereof, as applicable.
             ------------------    ------------------

          (e)  Compounded Annual Rate of Return.  It is understood and agreed
               --------------------------------
that in calculating the premium on the Purchase Price based on a 50% "compounded annual rate of return" for purposes of this Section 6.4, such 50% return shall be added to and calculated based on the Purchase Price for each anniversary date hereof (or a pro rata portion for a partial year) plus the amount of any previous 50% return calculated for each prior one (1) year period after the date of this Agreement. For instance, the 50% "compounded annual rate of return" (not including the Purchase Price amount) on the day after the second anniversary of this Agreement would be equal to $14,125,000 and is calculated as follows: (i) $11,300,000 (the Purchase Price) x 50% = $5,650,000 ("First Year Return"); plus
(ii) $16,950,000 (Purchase Price plus First Year Return) x 50% $8,475,000).

     Section 7. Miscellaneous.
                -------------

          7.1   Investor's Investment Representations. Each Investor hereby
                -------------------------------------
represents and warrants that:

                (a) Investor is acquiring shares of Investor Common Stock purchased hereunder or acquired pursuant hereto for his or its own account with the present intention of holding such securities for purposes of investment, and that he or it has no intention of selling such securities in a public distribution in violation of the federal securities laws or any applicable state securities laws; provide that nothing contained herein shall prevent Investors and subsequent holders of such shares of Investor Common Stock from transferring such securities in compliance with the provisions of the Shareholders' Agreement. Each certificate or instrument representing Investor Common Stock shall be imprinted with the legend prescribed in the Shareholders' Agreement;

               (b) Such Investor has been furnished any and all material relating to the Company and the shares of Investor Common Stock which he or it has requested and has been afforded the opportunity to obtain any additional information necessary to evaluate such Investor's participation in the transactions contemplated by this Agreement;

               (c) Such Investor, either alone or with his or its financial advisor(s), has the necessary knowledge and experience in financial and business matters as to be able to evaluate the merits and risks of such Investor's participation in the transactions contemplated by this Agreement; and

               (d) Such Investor qualifies as an "accredited investor" as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended.

          7.2  Benefit of Agreement, Assignment. This Agreement shall be
               --------------------------------
binding upon and inure to the benefit of the Company and Investors and their respective successors and assigns, heirs, executors and personal representative, as applicable, except that the Company shall not have the right to assign any of its rights under this Agreement without the prior written consent of Investors. Notwithstanding the foregoing, the rights of the Investors set forth herein shall inure only to the benefit of the Investors and their "Permitted Transferees" (as such term is defined in the Registration Agreement).

          7.3  Right to Conduct Activities. The Company and each Investor hereby
               ---------------------------
acknowledge that some or all of any of the Investors' investments in numerous companies, may be competitive with the Company's business. No Investor shall be liable for any claim arising out of, or based upon, (i) the investment by any Investor in any Person competitive to the Company, or (ii) actions taken by any partner, officer or other representative of any Investor to assist any such competitive company, whether or not such action was taken as a board member of such competitive company, or otherwise, and whether or not such action has a detrimental effect on the Company.

          7.4  Notices. Any and all notices or other communications required or
               -------
permitted to be delivered hereunder shall be deemed properly delivered if (a) delivered personally, (b) mailed by first class, registered or certified mail, return receipt requested, postage prepaid, (c) sent by next-day or overnight mail or delivery or (d) sent by telecopy or telegram, to the parties as set forth below:

If to Edgewater:                                     If to TIME:

Edgewater Private Equity Fund III, L.P.              Fleck T.I.M.E. Fund, LP
900 North Michigan Avenue                            289 Greenwich Avenue
14th Floor                                           Greenwich, CT 06830
Chicago, Illinois 60611                              Attn: Kathryn Fleck
Attn: Brian Thompson, Partner                        Telecopy: (203) 422-2170
Telecopy: (312) 649-8649
                                                     If to Fleck Family:
With a copy to:
                                                     Fleck Family Partnership 11, LP
Michael A. Nemeroff, Esq.                            1800 Second Avenue, Suite 799
Vedder, Price, Kaufman & Kammholz                    Sarasota, FL 34230
222 North LaSalle Street, Suite 2600                 Attn: Kathryn Fleck
Chicago, Illinois 60601-1003                         Telecopy: (203) 422-2170
Telecopy: (312) 609-5005
                                                     If to Allen:
If to Aspen:
                                                     Gerald C. Allen
Aspen Finance Investors 1, LLC                       P.O. Box 3454 D
100 Elk Run Drive, Suite 228                         Las Vegas, Nevada 89133
Basalt, CO 8 1621                                    Telecopy: (713) 785-8530
Attn: Howard Cohen
Telecopy: 970-927-4362

If to DiJoria:                                       If to the Company:

John Paul DiJoria                                    Design Automation Systems, Inc.
P.O. Box 3454 D                                      3200 Wilcrest Drive
Las Vegas, Nevada 89133                              Suite 370
Telecopy: (310) 248-2831                             Houston, Texas 77042-6018
                                                     Attn: Charles Leaver, President
If to LJH:                                           Telecopy: (713) 784-2486

LJH Partners LP                                      With a copy to:
405 Lexington Avenue, 48th Floor
New York, NY 10 174                                  Philip M. Shiekman, Esq.
Attn: Doug Luke                                      Fox, Rothschild, O'Brien & Frankel, L.L.P.
Telecopy: (212) 983-3174                             2000 Market Street, Tenth Floor
                                                     Philadelphia, Pennsylvania 19103-3291
If to Wain:                                          Telecopy: (215) 299-2150

Wain Investment, LLC
Tower East, Suite 600
206000 Chagrin Blvd.
Shaker Heights, OH 44122
Attn: Norman Wain, c/o Sue Powers
Telecopy: (216) 491-3995

Either party may change the name and address of the designee to whom notice shall be sent by giving written notice of such change to the other party.

     7.5  Choice of Law. This Agreement shall be governed by and construed in
          -------------
accordance with the laws of Illinois, applicable to agreements made and to be performed entirely within such State.

     7.6  Entire Agreement. This Agreement and the Transaction Documents embody
          ----------------
the entire agreement and understanding between the Company and Investors and the final expression thereof and supersede any and all prior agreements and understandings, written or oral, formal or informal, between the Company and Investors relating to the subject matter hereof and thereof. No extensions, changes, modifications or amendments whatsoever shall be made or claimed by either party hereto, and no notices of any extension, change, modification or amendment made or claimed by a party hereto shall have any force and effect whatsoever unless the same shall be endorsed in writing and fully signed by both parties hereto.

     7.7  No Implied Waivers, Cumulative Remedies, Writing Required. No delay or
          ---------------------------------------------------------
failure of the Investors in exercising any right, power or remedy hereunder shall affect or operate as a waiver thereof, nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a night, power or remedy preclude any further exercise thereof or of any other right, power or remedy. The rights and remedies hereunder of the

Investors are cumulative and not exclusive of any rights or remedies which it would otherwise have. Any waiver, permit, consent or approval of any kind or character on the part of the Investors of any breach or default under this Agreement or any such waiver of any provision or condition of this Agreement must be in writing and shall be effective only to the extent in such writing specifically set forth.

          7.8   Reimbursement of Expenses. The Company shall, at Closing or upon
                -------------------------
demand, pay all of the Investors' reasonable costs and expenses including, without limitation, due diligence expenses, travel expenses, legal fees for the Investors' counsel (provided reimbursement for such legal fees shall not exceed $50,000 in the aggregate) and related costs and expenses incurred by Investors' legal counsel in the preparation, negotiation and closing of this Agreement, the Transaction Documents and the transactions and consequences contemplated hereby, and any and all filings or notices required at any time under Federal or state securities laws. Such payments shall be due immediately upon demand; provided, however, the amounts thereof shall be limited to $25,000 if the transactions contemplated by this Agreement are not consummated for any reason. Furthermore, the Company shall also pay all brokers' or finders' fees and expenses (none of which shall be the responsibility of the Investors).

          7.9   Survival. All representations, warranties, covenants and
                --------
agreements of the Company contained herein or made in writing in connection herewith shall survive the execution and delivery of this Agreement and the issuance of the Investor Common Stock; provided, however, such representations and warranties of the Company set forth in Section 3 of this Agreement shall
                                           ---------
survive only until thirty (30) days after audited financial statements of the Company in the Company's Form 10-K Annual Report are publicly released for the fiscal year ending December 31, 2000.

          7.10  Waivers of the Company/Personal Jurisdiction.
                --------------------------------------------

                (a)  EXCLUSIVE JURISDICTION. THE INVESTORS AND THE COMPANY AGREE
                     ----------------------
THAT ALL ACTIONS TO ENFORCE THIS AGREEMENT AND ALL DISPUTES AMONG OR BETWEEN THEM ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG OR BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTION DOCUMENTS, AND WHETHER ARISING IN CONTRACT, TORT, EQUITY, OR OTHERWISE, SHALL BE RESOLVED ONLY BY A COURT LOCATED IN COOK COUNTY, ILLINOIS, AND THE COMPANY HEREBY CONSENTS AND SUBMITS TO THE JURISDICTION OF SUCH COURT.

                (b)  WAIVERS OF THE COMPANY. THE COMPANY HEREBY WAIVES PERSONAL
                     ----------------------
SERVICE OF ANY AND ALL PROCESS UPON IT AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS BE MADE BY REGISTERED MAIL DIRECTED TO THE COMPANY AT ITS ADDRESS SET FORTH IN SECTION 7.4 OF THIS AGREEMENT, AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED UPON ACTUAL RECEIPT THEREOF. THE COMPANY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL, ANY OBJECTION BASED ON FORUM NON CONVENIENS AND ANY OBJECTION TO VENUE IN COOK COUNTY, ILLINOIS IN CONNECTION WITH ANY CLAIM OR CAUSE OF ACTION TO

ENFORCE THIS AGREEMENT OR BASED UPON OR ARISING OUT OF ANY OF THIS AGREEMENT OR THE TRANSACTION DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. THE COMPANY AGREES THAT COOK COUNTY, ILLINOIS IS A REASONABLY CONVENIENT FORUM TO RESOLVE ANY DISPUTE BETWEEN THE COMPANY AND INVESTORS. THE COMPANY REPRESENTS THAT IT HAS REVIEWED THIS WAIVER AND KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT. NOTHING IN THIS SECTION 7.10 SHALL AFFECT THE RIGHT OF THE INVESTORS TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

                (c)  OTHER JURISDICTIONS. THE COMPANY AGREES THAT THE INVESTORS
                     -------------------
SHALL HAVE THE RIGHT TO PROCEED AGAINST THE COMPANY IN A COURT IN ANY LOCATION TO ENABLE THE INVESTORS TO ENFORCE A JUDGMENT OR OTHER COURT ORDER ENTERED IN FAVOR OF THE INVESTORS. THE COMPANY WAIVES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT IN WHICH THE INVESTOR HAS COMMENCED A PROCEEDING DESCRIBED IN THIS SECTION 7.10.

          7.11  Herein, etc. Words such as "herein," "hereunder," "hereof' and
                -----------
the like shall be deemed to refer to this Agreement as a whole and not to any particular document or Article, Section or other portion of a document.

          7.12  Severability. Whenever possible, each provision of this
                ------------
Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law in any jurisdiction, such provision shall be effective only to the extent of such prohibition or invalidity, without invalidating any other provision of this Agreement.

          7.13  Headings. Section and subsection headings in this Agreement are
                --------
included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

          7.14  Counterparts.  This Agreement may be executed in any number of
                ------------
counterparts and by either party hereto on separate counterparts, each of which, when so executed and delivered, shall be an original, but all such counterparts shall together constitute one and the same instrument. One or more counterparts of this Agreement may be delivered by facsimile, with the intention that delivery by such means shall have the same effect as delivery of an original counterpart thereof.

                            [Signature Page Follows]

                    Stock Purchase Agreement Signature Page

          IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement on the date first written above.

DESIGN AUTOMATION SYSTEMS, INC.,         FLECK FAMILY PARTNERSHIP II, LP, a
a Texas corporation d/b/a EpicEdge       Florida limited partnership


By:  /s/ Charles H. Leaver, Jr.          By:  /s/ Barry Fleck
   ------------------------------           ------------------------------
Its:  President                          Its:  Managing Partner


EDGEWATER PRIVATE EQUITY                 LJH PARTNERS LP, a Delaware limited
FUND III, L.P.                           partnership

By: Edgewater III Management, L.P.       By:  /s/ Douglas S. Luke
                                            ------------------------------
Its: General Partner                     Its:  Managing Member

By: Gordon Management, Inc.
Its: General Partner                     WAIN INVESTMENT, LLC, an Ohio limited
                                         liability company
By:  /s/ James Gordon
   ------------------------------
Its:  President                          By:  /s/ Norman Wain
                                            ------------------------------
                                         Its:  Managing Partner
ASPEN FINANCE INVESTORS I, LLC, a
Colorado limited liability company

By:  /s/ Howard S. Cohen                     /s/ Gerald C. Allen
   ------------------------------        ---------------------------------
Its:  Manager                                Gerald C. Allen

FLECK T.I.M.E. FUND, LP, a Connecticut       /s/ John Paul DiJoria
                                         ---------------------------------
limited partnership                          John Paul DiJoria

By:  /s/ Kathryn Fleck
     ----------------------------
Its:   Managing Partner